Exhibit 10.31

Agreement of Transfer of Equity

Parties related to this agreement:

Party A : Starway Asia Limited, Hong Kong

Party B : Harbin Mege Union Management Co., Ltd.

Whereas, Shenyang Starway Fitness Co., Ltd. (address:124 Huigong Street, Sino-Korean Building, 4/F & 5/F, Shenhe District, Shenyang) was set up by Party A with its investment and the Yoga Wave, the North Station Hall is operated by Party A, Party B is willing to purchase fifty-one percent of the equity of Party A’s investment and the cooperative relation between the two parties toward the brand name of Yoga Wave shall continue. Both parties agree to the clauses as follows :

1. Party B shall pay Party A a sum of USD three hundred and ninety-nine thousand, seven hundred and fifty only (USD 399,750) or RMB two million, seven hundred and eighteen thousand, three hundred yuan only (RMB 2,718,300) to the bank account designated by Party A. At the same time when Party B has paid the sum as specified above, Party A shall transfer his held equity, fifty-one percent of the total equity of Shenyang Starway Fitness Co., Ltd. to Party B. With regard to Party A’s creditor’s right to Shenyang Starway Fitness Co., Ltd., at USD one hundred and ninety-five thousand (USD 195,000) or RMB one million, three hundred and twenty-six thousand yuan only (RMB 1,326,000), Party A shall transfer fifty-one percent of his creditor’s right, equivalent to USD ninety-nine thousand, four hundred and fifty only (USD99,450) or RMB six hundred and seventy-six thousand, two hundred and sixty yuan only (RMB 676,260) to Party B.

2. As to operation and management of Starway Fitness Co., Ltd. and the brand name of Yoga Wave by the two parties and the relation of rights and obligations due to the present equity participation by the two parties shall be dealt with according to the agreement of investment in Shenyang Letian Fitness Co., Ltd., which was signed before, except otherwise agreed by the two parties.

3. After completion of the equity transfer, a shareholders meeting shall be called immediately by the two parties to reelect directors and supervisors. Party B shall appoint a person to serve as the directors’ representative of Starway Fitness Co., Ltd. and Party A shall recommend two other persons to serve as directors of Starway Fitness Co., Ltd. except otherwise agreed by the two parties. Appointment of supervisors shall be discussed by Party A and Party B jointly through consultation.

4. Both parties agree that in future development if the capital is increased or a new enterprise has participated in joint investment, Party A’s technological equity will not be counted. The equity structure shall be calculated according to the actual capital subscription by the two parties.

5. For matters not discussed herein, the two Parties can reach a supplementary agreement through consultation on basis of faithfulness.

Signatories
Party A : Starway Asia Limited, Hong Kong                                                           Party B : Harbin Mege Union Management Co., Ltd.
Legal Representative : Shi Kuiqian                                                                            Legal Representative : Liu Tong
_______________________________                                                                _______________________________
(Signature)                                                                                                                     (Signature)

Date: May 31, 2009                                                                                                       Date : May 31, 2009